Exhibit 99.1

Ladder and Related Announce a Strategic Investment in Ladder by Related Companies

NEW YORK—(BUSINESS WIRE)—Ladder Capital Corp (“Ladder” or the “Company”) (NYSE:LADR) and Related Companies (“Related”) today jointly announced that Related has made a strategic investment in Ladder. Related purchased $80 million of Ladder stock from certain pre-IPO shareholders of Ladder, including affiliates of TowerBrook Capital Partners and GI Partners. In connection with the investment, Ladder has granted Related a right of first offer with respect to certain horizontal risk retention investments in which Ladder intends to retain an interest. The investment was made by Related Real Estate Fund II, an opportunity fund, with equity commitments of over $1 billion.

Justin Metz, Managing Principal of Related Fund Management said, “Ladder’s strong and seasoned management team operates a disciplined and differentiated mortgage-focused lending platform and we believe the Company is undervalued by the public marketplace. The ability to acquire a significant stake, as well as join the Board, makes this investment an ideal fit for Related Fund Management and we look forward to a long-term partnership with Ladder.”

Jeff Blau, CEO of Related Companies said, “Ladder’s core earnings have been positive each quarter since their inception and they have never had a credit loss. We saw a strategic investment opportunity because we believe that the Company’s reported depreciated book value is a conservative representation of Ladder’s actual value.”

Brian Harris, Ladder’s Chief Executive Officer, commented, “We are pleased about Related’s investment in Ladder and appreciate the endorsement of our team and business model by one of the premier global real estate firms in the country. We look forward to partnering with Related and feel confident that Related’s expertise in the commercial real estate funds management business will prove helpful to our efforts in expanding Ladder’s asset management and institutional co-investment businesses.”

In conjunction with Related’s investment in Ladder, Ladder agreed to appoint Richard O’Toole, Executive Vice President and General Counsel of Related, to replace Jonathan Bilzin, Managing Director of TowerBrook Capital Partners, on Ladder’s Board of Directors, effective as of closing.

Mr. Bilzin commented, “TowerBrook has enjoyed being a part of Ladder’s creation and then watching it grow. TowerBrook continues to remain a large shareholder in the Company and we look forward to watching the team and the Company enjoy continued success.”

In joining Ladder’s Board of Directors, Mr. O’Toole brings with him over 35 years of legal, investment, and tax experience with respect to commercial real estate. Mr. O’Toole joined Related in 2005 from Paul, Hastings, Janofsky & Walker LLP, where he served as a Partner in the Tax Department for 5 years. Prior to Paul, Hastings, Janofsky & Walker LLP, Mr. O’Toole was a Partner in the Tax Department at Battle Fowler LLP for 13 years. Mr. O’Toole serves on the board of directors of Sterling Bancorp and its subsidiary bank; Equinox; Motivate, the operator of Citi Bike; and numerous subsidiaries of Related, and serves as an adjunct at Columbia University. Mr. O’Toole holds an LLM from New York University, a J.D. from St. John’s University School of Law, and a B.A. from St. John’s University.

About Ladder

Ladder is an internally-managed real estate investment trust that is a leader in commercial real estate finance. Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate equity. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Los Angeles and Boca Raton.

About Related Companies

Related Companies is the most prominent privately-owned real estate firm in the United States. Formed over 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Headquartered in New York City, Related has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, South Florida, Abu Dhabi, London and Shanghai and boasts a team of approximately 3,000 professionals. The Company’s existing portfolio of real estate assets, valued at over $30 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties in premier high-barrier-to-entry markets. Related has developed preeminent mixed-use projects such as Time Warner Center in New York and CityPlace in West Palm Beach and is currently developing the 28-acre Hudson Yards project on Manhattan’s west side. Related Fund Management is staffed by seasoned professionals and has raised over $4 billion of capital for the platform across three areas: opportunistic real estate investments, origination and acquisition of debt, and multi-family housing opportunities. For more information about Related Fund Management please visit www.related.com.

Ladder Investor Contact

Ladder Capital Corp Investor Relations

(917) 369-3207

investor.relations@laddercapital.com